Exhibit 99.2

OPTION CERTIFICATE

TO:	«Name»
(hereinafter referred to as the “Optionee”)

1. Vitran Corporation Inc. (the “Company”) hereby confirms the grant to the Optionee of options to purchase «Total» common shares of the Company (as constituted on the date hereof) (the “Shares”) at a price of $«ExercisePrice» per Share (hereinafter the “Options”).

2. The Options are subject to the terms and conditions of the Company’s Amended and Restated Stock Option Plan, which are incorporated herein.

3. The Options shall expire and all rights to purchase Shares hereunder shall cease at 5:00 p.m. Toronto time on «Expiry_Date».

4. The Optionee shall not be entitled to purchase prior to «First_Date» any of the Shares subject to the Options hereby granted. Thereafter, the Optionee shall be entitled to purchase during each twelve (12) month period commencing with the twelve (12) month period commencing «First_Date», «Part_Granted» Shares of the total number of Shares which may be purchased hereunder, provided however, that if the Optionee does not purchase the said «Part_Granted» Shares during any one such twelve (12) month period, the said number of Shares or the amount thereof not so purchased in such twelve (12) month period may be purchased during any one or more succeeding twelve (12) month periods.

DATED this «Date»

VITRAN CORPORATION INC.

By:

Name:
Title: